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                           JOINT FILING AGREEMENT

THIS AGREEMENT dated the 22nd day of February, 2000.

WHEREAS:

A. Aston Corporate Trustees Limited is the trustee (the "Trustee") and Ponnuswamy Manohar is the protector (the "Protector") of The Mayflower Trust (the "Trust"), a trust declared on February 7, 2000 under the laws of the Isle of Man;

B. The Trust is the beneficiary of all of the issued and outstanding shares of Collingwood Investments Limited ("Collingwood") and North Cascade Limited ("Cascade"), which collectively beneficially own 11 million shares (the "Shares") of the common stock of Euro Trade & Forfaiting, Inc. ("Euro Trade");

C. The Trustee and the Protector exercise voting power over the Trust, and the Trustee, together with Collingwood and Cascade, exercise voting power over the Shares; and

D. Each of the Trust, the Trustee and the Protector (each a "Filer" and collectively, the "Filers") is responsible for filing a Schedule 13D (the "Schedule 13D") relating to the acquisition or disposition of the shares of common stock of Euro Trade pursuant to U.S. securities laws.

NOW THEREFORE THE PARTIES AGREE AS FOLLOWS:

1. Each Filer covenants and agrees that it is individually eligible to use the Schedule 13D which is to be filed;

2. Each Filer is individually responsible for the timely filing of any amendments to the Schedule 13D, and for the completeness and accuracy of the information concerning themselves, but is not responsible for the completeness and accuracy of any of the information contained in the
Schedule 13D as to the other Filer, unless such Filer knows or has reason to believe that the information is inaccurate;

3. This Schedule 13D contains the required information with regard to each Filer and indicates that it is filed on behalf of the Filers; and

4. Each Filer agrees that the Schedule 13D to which this Joint Filing Agreement is attached as Exhibit 1 is filed on its behalf.

IN WITNESS WHEREOF the parties have duly executed this Joint Filing
Agreement.

THE MAYFLOWER TRUST by its Trustee,
ASTON CORPORATE TRUSTEES LIMITED

By:   /s/ David Griffin                  By:   /s/ Ponnuswamy Manohar
    ----------------------------             -----------------------------
    David Griffin, Director                  Ponnuswamy Manohar, Protector


ASTON CORPORATE TRUSTEES LIMITED

By:   /s/ Susan Cubbon
    ----------------------------
    Susan Cubbon, Director